EXHIBIT 12

                             CP LIMITED PARTNERSHIP
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                        Company/
                                                               Company                                Predecessor       Predecessor
                                 For the Quarter    For the Year     For the Year     For the Year    For the Year      For the Year
                                      Ended            Ended            Ended            Ended            Ended            Ended
                                    March 31,       December 31,     December 31,     December 31,     December 31,     December 31,
                                      1997             1996             1995             1994             1993             1992
                                 ---------------    ------------     ------------     ------------    ------------      ------------
                                                                        (Dollars in thousands)
Earnings:
  Income before
    extraordinary$charges            $ 5,588          $16,100          $13,979          $14,897          $ 3,931          $ 2,921
  Fixed charges                        5,438           13,002           12,488            6,027           12,708           14,334
                                     -------          -------          -------          -------          -------          -------
                                     $11,026          $29,102          $26,467          $20,924          $16,639          $17,255
                                     =======          =======          =======          =======          =======          =======
Fixed charges:
  Interest expens                    $ 5,320          $12,525          $11,914          $ 5,560          $12,381          $13,907
  Amortization of                        108              437              538              436              296              396
    deferred financing
    costs
  Interest factor on rental
    expense(1)                            10               40               36               31               31               31
                                     -------          -------          -------          -------          -------          -------
                                     $ 5,438          $13,002          $12,488          $ 6,027          $12,708          $14,334
                                     =======          =======          =======          =======          =======          =======
Ratio of earnings to
  fixed charges                         2.03             2.24             2.12             3.47             1.31             1.20
                                     =======          =======          =======          =======          =======          =======

(1) Amount represents one third of all rental expense (the proportion deemed representative of the interest factor).


                                   Exh. 12 -1